Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2019

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2019 Operating Results

DALLAS, TEXAS, April 29, 2019 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $58.4 million for the quarter ended March 31, 2019. In comparison, for the quarters ended December 31, 2018 and March 31, 2018, the Bank reported net income of $58.1 million and $41.7 million, respectively.

Total assets at March 31, 2019 were $69.0 billion, compared with $72.8 billion at December 31, 2018. The $3.8 billion decrease in total assets for the first quarter was attributable primarily to a decrease in the Bank's advances ($4.7 billion), offset by increases in the Bank's mortgage loans held for portfolio ($0.4 billion), long-term investments ($0.2 billion) and short-term liquidity portfolio ($0.2 billion).

Advances totaled $36.1 billion at March 31, 2019, compared with $40.8 billion at December 31, 2018. The Bank's mortgage loans held for portfolio totaled $2.6 billion at March 31, 2019, as compared to $2.2 billion at December 31, 2018.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.4 billion and $1.5 billion at March 31, 2019 and December 31, 2018, respectively. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.1 billion at March 31, 2019, as compared to $15.8 billion at December 31, 2018. At March 31, 2019 and December 31, 2018, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills and U.S. Treasury Notes with short remaining terms to maturity, totaled $12.4 billion at March 31, 2019, compared to $12.2 billion at December 31, 2018.

The Bank's retained earnings increased to $1.121 billion at March 31, 2019 from $1.081 billion at December 31, 2018. On March 27, 2019, a dividend of $19.1 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2019 (and, for comparative purposes, as of December 31, 2018, and for the quarters ended December 31, 2018 and March 31, 2018) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2019 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 820 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2019
(Unaudited, in thousands)

	March 31, 2019	December 31, 2018
Selected Statement of Condition Data:

Assets
Investments (1)	$30,040,987	$29,551,929
Advances	36,096,595	40,793,813
Mortgage loans held for portfolio, net	2,594,412	2,185,503
Cash and other assets	305,498	242,045
Total assets	$69,037,492	$72,773,290

Liabilities
Consolidated obligations
Discount notes	$37,369,065	$35,731,713
Bonds	26,746,361	31,931,929
Total consolidated obligations	64,115,426	67,663,642
Mandatorily redeemable capital stock	7,753	6,979
Other liabilities	1,202,919	1,338,413
Total liabilities	65,326,098	69,009,034
Capital
Capital stock — putable	2,431,577	2,554,888
Retained earnings	1,120,615	1,081,367
Total accumulated other comprehensive income	159,202	128,001
Total capital	3,711,394	3,764,256
Total liabilities and capital	$69,037,492	$72,773,290

Total regulatory capital (2)	$3,559,945	$3,643,234

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Selected Statement of Income Data:
Net interest income (3) (4)	$71,978	$85,431	$68,093
Other income (loss) (4)	16,977	1,765	2,274
Other expense	24,065	22,597	23,991
AHP assessment	6,494	6,465	4,640
Net income	$58,396	$58,134	$41,736

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2019 and December 31, 2018, total regulatory capital represented 5.16 percent and 5.01 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for loan losses.

(4)
Beginning January 1, 2019, the Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." Prior to January 1, 2019, these amounts were recorded in other income (loss). During the quarter ended March 31, 2019, fair value hedge ineffectiveness reduced net interest income by $9.340 million.

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